[PAGES 1 THROUGH 6 OF PART I OF THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED 6/30/97]


                                                                  Exhibit (g)(2)



                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)



                                                                                                           For the period
                                               Three months end                Six months ended              May 17,1990
                                          ----------------------------    ----------------------------   (date of inception)
                                            June 30,        June 30,        June 30,        June 30,        to June 30,
                                             1997            1996             1997            1996            1997
                                          ------------    ------------    ------------    ------------    ------------
Revenue                                   $          -    $          -    $          -    $          -    $          -
                                          ------------    ------------    ------------    -------------   ------------
Expenses:
       Legal, consulting and
         regulatory fees                     1,009,110         347,495       1,245,751         575,169       8,494,715
       Other general and administrative        566,250         330,151         846,915         611,832       8,379,678
       Research and development                 15,434          24,576          35,058          52,477       1,951,413
       Write-off of investment in
          Sky-Highway Radio Corp.                    -               -               -               -       2,000,000
                                          ------------    ------------    ------------    -------------   ------------

            Total expenses                   1,590,794         702,222       2,127,724       1,239,478      20,825,806
                                          ------------    ------------    ------------    -------------   ------------


Other income (expense)
       Interest income                       1,237,003          20,099       1,297,684          45,389       1,626,356
       Interest expense                            (34)         (4,903)         (4,945)         (9,820)       (171,395)
                                          ------------    ------------    ------------    -------------   ------------
                                             1,236,969          15,196       1,292,739           35,569      1,454,961
                                          ------------    ------------    ------------    -------------   ------------

Net loss                                  $   (353,825)   $   (687,026)   $   (834,985)   $  (1,203,909)  $(19,370,845)
                                          ============    ============    ============    =============   ============


Net loss per common share                 $      (4.23)   $      (0.07)   $      (4.28)   $     (0.13)
                                          ============    ============    ============    =============

Weighted average common shares
       outstanding                          10,313,114       9,322,471      10,307,255       9,385,781
                                          ============    ============    ============    =============

            The accompanying notes are an integral part of these
                     consolidated financial statements

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                     ASSETS
                                                                             June 30,            December 31,
                                                                               1997                 1996
                                                                          -------------         -------------
Current assets:
     Cash and cash equivalents                                           $   30,184,349        $   4,583,562
     Interest receivable and other                                              447,141                9,368
                                                                          -------------         ------------
       Total current assets                                                  30,631,490            4,592,930
                                                                          -------------         ------------
Property and equipment in service, at cost:
     Technical equipment                                                        254,200              254,200
     Office equipment and other                                                  93,720               89,220
     Demonstration equipment                                                     38,664               38,664
                                                                          -------------         ------------
                                                                                386,584              382,084
     Less accumulated depreciation                                             (233,118)            (213,344)
                                                                          -------------         ------------
                                                                                153,466              168,740
                                                                          -------------         ------------

Satellite construction in process                                             6,500,000                    -

Other assets
     Launch deposit                                                           3,420,000                    -
     FCC license deposit                                                     16,669,200                    -
     Designated cash                                                         66,676,800                    -
     Other deposits                                                             303,793              303,793
                                                                          -------------         ------------
       Total other assets                                                    87,069,793              303,793
                                                                          -------------         ------------

       Total assets                                                      $  124,354,749        $   5,065,463
                                                                          =============         ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable and accrued expenses                               $      187,172        $     131,118
     Other                                                                       20,082               20,174
                                                                          -------------         ------------
       Total current liabilities                                                207,254              151,292

Deferred rent and other                                                           5,743               15,795
                                                                          -------------         ------------
       Total liabilities                                                        212,997              167,087
                                                                          =============         ============

Commitments and contingencies

 5% Delayed Convertible Preferred Stock, $0.001 par value;
        8,000,000 shares authorized, 5,400,000 shares issued and
        outstanding at June 30, 1997 (liquidation preference
        of $136,400,000), at net carrying value                             111,855,311
Stockholders' equity:
     Preferred stock, $0.001 par value, 50,000,000 shares
       authorized; 8,000,000 shares designated as 5% Delayed
       Convertible Preferred Stock
     Common stock, $0.001 par value; 200,000,000 shares
       authorized; 10,313,391 and 10,300,391 shares issued and
       outstanding at June 30, 1997 and December 31, 1996,
       respectively                                                              10,313               10,300
     Additional paid-in capital                                              75,424,923           23,423,936
     Subscription receivable                                                   (465,450)                   -
     Deficit accumulated during the development stage                       (62,683,345)         (18,535,860)
                                                                          -------------         ------------
       Total stockholders' equity                                            12,286,441            4,898,376
                                                                          -------------         ------------

     Total liabilities and stockholders' equity                          $  124,354,749        $   5,065,463
                                                                          =============         ============

            The accompanying notes are an integral part of these
                     consolidated financial statements

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                                                                 For the period
                                                                                   Six months ended                May 17,1990
                                                                            ------------------------------     (date of inception)
                                                                              June 30,           June 30,          to June 30,
                                                                                1997               1996               1997
                                                                            -----------        -----------        ------------
Cash flows from operating activities:
     Net loss                                                              $   (834,985)      $ (1,203,909)      $(19,370,845)
     Adjustments to reconcile net loss to net
       cash used in operating activities:
          Depreciation and amortization                                          19,774             26,885            243,817
          Write off of investment in Sky-Highway Radio Corp.                        -                  -            2,000,000
          Compensation expense in connection with
               issuance of stock options                                            -              160,000          1,715,500
          Common stock issued for services rendered                                 -              222,731            901,576
          Common stock options granted for services                                                                   119,820
               rendered                                                             -                  -
     Increase (decrease) in cash and cash equivalents
       resulting from changes in assets and liabilities:
          Interest receivable and other                                        (437,773)             4,713           (447,141)
          Due to related party                                                      -                  -              350,531
          Deposits                                                                  -                  -              303,793)
          Accounts payable and accrued expenses                                  56,054             57,405            262,411
          Other liabilities                                                     (10,144)           (12,995)            25,825
                                                                           ------------       ------------       ------------
            Net cash used in development stage activities                    (1,207,074)          (745,170)       (14,502,299)
                                                                           ------------       ------------       ------------

Cash flows from investing activities:
     Payments for satellite construction                                     (6,500,000)               -           (6,500,000)
     Advance payment for launch services                                     (3,420,000)               -           (3,420,000)
     License fee payments to the FCC                                        (16,669,200)               -          (16,669,200)
     Designated cash                                                        (66,676,800)               -          (66,676,800)
     Capital expenditures                                                        (4,500)               -             (397,283)
     Acquisition of Sky-Highway Radio Corp.                                         -                  -           (2,000,000)
                                                                           ------------       ------------       ------------
            Net cash used in investing activities                           (93,270,500)               -          (95,663,283)
                                                                           ------------       ------------       ------------

Cash flows from financing activities:
     Proceeds from issuance of units and common stock                               -                  -           14,557,482
     Proceeds from issuance of preferred stock                              120,052,361                -          120,052,361
     Proceeds from exercise of stock warrants                                       -              211,800          4,589,088
     Proceeds from issuance of promissory notes                                     -                  -              200,000
     Proceeds from issuance of promissory notes to
         related parties                                                            -                  -            2,965,000
     Proceeds from exercise of stock options by
        Company employees                                                        26,000            105,000            181,000
     Repayment of promissory note                                                   -                  -             (200,000)
     Repayment of promissory notes to related parties                               -                  -           (2,435,000)
     Loan from officer                                                              -                  -              440,000
     Deferred offering costs                                                        -                  -                  -
                                                                           ------------       ------------       ------------
            Net cash provided by financing activities                       120,078,361            316,800        140,349,931
                                                                           ------------       ------------       ------------

Net increase (decrease) in cash and cash equivalents                         25,600,787           (428,370)        30,184,349
Cash and cash equivalents at the beginning of period                          4,583,562          1,799,814                -
                                                                           ------------       ------------       ------------
Cash and cash equivalents at the end of period                            $  30,184,349      $   1,371,444      $  30,184,349
                                                                           ============       ============       ============



            The accompanying notes are an integral part of these
                     consolidated financial statements

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997
                                  (UNAUDITED)

GENERAL

         The accompanying consolidated financial statements do not include all of the information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles. In the opinion of management, all adjustments (consisting only of normal, recurring adjustments) considered necessary to fairly reflect the Company's consolidated financial position and consolidated results of operations have been included.

SATELLITE CONSTRUCTION

         In March 1997, the Company extended its satellite construction contract with Space Systems/Loral ("Loral") and amended the contract to allow Loral to commence work associated with the program schedule. In April 1997 the Company made its first payment of $6.5 million under this agreement.

BROADCAST LICENSE

         In April 1997, the Federal Communications Commission held an auction for two national satellite radio broadcast licenses. The Company was the winning bidder in such auction for one of these licenses (the "FCC License") with a bid price of $83.3 million. Of the total bid price, $16.7 million has been deposited with the FCC, with the remainder due within 10 business days following the public notice by the FCC that it is prepared to award the license. The Company has classified $66.7 million as designated cash in the June 30, 1997 balance sheet reflecting the balance due the FCC if and when the license is awarded.

PRIVATE PLACEMENT

         In April 1997, the Company completed a private placement of its 5% Delayed Convertible Preferred Stock (the "5'% Preferred Stock"). The Company sold a total of 5.4 million shares of the 5% Preferred Stock for an aggregate sale price of $135 million. In connection with the private placement, the Company paid $10.1 million in fees to its placement agent, Libra Investments, Inc. ("Libra"), and $2.7 million to Batchelder & Partners, Inc., a financial advisory firm. In addition, the Company agreed to grant a warrant to Libra to purchase 486,000 shares of the 5% Preferred Stock with an exercise price of $25.00 per share. As a result of the private placement, options to purchase 200,000 shares of Common Stock held by Batchelder & Partners, Inc. vest and become exercisable for three years with an exercise price of $6.25. Reference is made to the Company's report on Form 8-K filed May 5, 1997 for a description of the terms of the 5% Preferred Stock.

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997
                                  (UNAUDITED)


SUBSEQUENT EVENTS

         On July 22, 1997, the Company entered into two loan agreements (collectively the "AEF Agreements") with Arianespace Finance S.A. ("AEF"), a subsidiary of Arianespace S.A. ("Arianespace"), to finance approximately $105 million of the estimated $176 million price of the launch services to be provided by Arianespace. Under these agreements, the Company is able to borrow funds to meet the progress payments due to Arianespace for the construction of each launch vehicle and other launch costs (the "Loans"). The Company has the opportunity upon satisfying a variety of conditions specified in the AEF Agreements to extend the Loans. Otherwise, if not refinanced, the Company will be required to repay the Loans in full, together with accrued interest and all fees and other amounts due, approximately three months before the applicable launch date. The AEF Agreements impose restrictions on the Company's ability to permit liens on certain assets of the Company, other than liens in favor of AEF. If the loans are extended, the Company will be subject to provisions restricting its ability to incur additional indebtedness or make investments.

         On August 5, 1997, Loral agreed to an amendment to the Company's satellite construction contract under which Loral agreed defer for three years $20 million in payments to be made by the Company in connection with the contract. In addition, on the same date, Loral's parent company, Loral Space & Communications Ltd., purchased from the Company 1.9 million shares of common stock for $25 million.


NET LOSS PER COMMON SHARE

         Net loss per common share has been computed based on the weighted average number of common and common equivalent shares outstanding. Common equivalent shares representing the common shares that would be issued on conversion of convertible securities and exercise of outstanding stock options and warrants reduced by the number of shares which could be purchased from the related exercise proceeds are not included since their effect would be anti-dilutive.

         The net loss attributable to common stockholders has been adjusted for deemed dividends. The deemed dividend relates to the discount feature associated with the Company's 5% Delayed Convertible Preferred Stock, computed in accordance with the SEC's position on accounting for preferred stock which is convertible at a discount to the market. The discount, which totaled approximately $52 million, will be recognized as a return to the 5% Delayed Convertible Preferred Stock shareholders over the period April 1997 through July 1997, which is the minimum period in which the shareholders can realize that return.

                                            3 months              6 months
                                              ended                ended
                                            June 30,              June 30,
                                              1997                  1997
                                            --------              --------
Net loss                               $       (353,825)     $      (834,985)
Deemed dividends
  on preferred stock                        (43,312,500)         (43,312,500)
                                        ---------------       --------------
Net loss attributable
  to common stockholders                   ($43,666,325)        ($44,147,485)
                                        ===============       ==============
Per common share:
     Net loss                          $           (.03)     $          (.08)
     Deemed dividends on
        on preferred stock                        (4.20)               (4.20)
                                                  -----                -----
     Net loss attributable to
        common stockholders            $          (4.23)     $         (4.28)
                                                  =====                =====

         For reporting periods ending after December 15, 1997, the Company will be required to report earnings (loss) per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). As long as the Company continues to experience net losses, there will be no material impact on the Company's net loss per share from adoption of SFAS 128.